Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rancher Energy Corp.:

We consent to the use of our report dated June 29, 2007, with respect to the carve out statements of operations, changes in owner’s net investment, and cash flows of South Cole Creek and South Glenrock operations for the period from January 1, 2006 to December 21, 2006, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Billings, Montana
July 14, 2008